SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: April 29, 2003
                       (Date of earliest event reported)


                         USFREIGHTWAYS CORPORATION
           (Exact name of registrant as specified in its charter)


Delaware                            0-19791                         36-3790696
(State or other jurisdiction of
incorporation or organization)  (Commission File No.)        (IRS Employer
                                                          Identification Number)

8550 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois          60631
(Address of principal executive offices)                       (Zip Code)

                                (773) 824-1000
                (Registrant's telephone number, including area code)

                                    N/A
    (Former name or former address, if changed since last report)

Item 7. Exhibits.

The following is furnished under Items 9 and 12 of Form 8-K as an exhibit to this Current Report.

                         Exhibit Index

Exhibit           Description
Number

99               News Release, dated April 29, 2003.



                Exhibits (furnished pursuant to Item 9)


Item 9.Information being provided under Item 12.

On April 29, 2003, USFreightways Corporation ("the Company") reported its results for the first quarter of 2003 ending April 5, 2003. The Company issued a press release, the text of which is set forth in Exhibit 99 hereto. This information is being furnished pursuant to Item 12 "Disclosure of Results of Operations and Financial Condition" of Form 8-K and is being presented under
Item 9 of Form 8-K as provided in the Securities and Exchange Commission's final rule; interim guidance regarding Form 8-K, Item 11 and 12 filing requirements (Release No. 34-47583).




SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USFREIGHTWAYS CORPORATION

                                           By:/s/ Christopher L. Ellis
                                              ________________________
                                                  Christopher L. Ellis
                                                  Senior Vice President, Finance
                                                  & Chief Financial Officer

Date:April 29, 2003

                                                  EXHIBIT 99


USFreightways                                            News Release

FOR IMMEDIATE RELEASE                    FOR FURTHER INFORMATION CONTACT:
TUESDAY, APRIL 29, 2003                  CHRIS ELLIS  773.824.2205


         USFreightways Reports $.16 per Share from Continuing Operations

Chicago.. USFreightways Corporation (NASDAQ: USFC) reported income of $4.2 million from continuing operations for the first quarter ended April 5, 2003, compared to a $6.8 million loss from continuing operations reported for the first quarter ended March 30, 2002. Diluted earnings per share from continuing operations for the first quarter of 2003 were 16 cents per share compared to a 25-cent loss per share from continuing operations for the first quarter of 2002. Included in the 2002 first quarter loss from continuing operations was a $12.8 million charge (equivalent to 47 cents diluted earnings per share) to relinquish interest in a non-core Asian joint venture. Before this charge, diluted earnings per share from continuing core operations were 22 cents.

Revenue from continuing operations in the first quarter was $593.7 million, a 14.1% increase over the $520.2 million reported for the first quarter of 2002. This year's quarter included 67 working days compared to 62.5 in the 2002 first quarter. Total operating revenue per working day increased 6.5% over last year's quarter.

Samuel K. Skinner, Chairman, President and Chief Executive Officer of USFreightways, commented, "The Company posted a solid performance in spite of a very difficult economic environment and record level adverse weather conditions. The Company's two largest business units, USF Reddaway and USF Holland increased their operating income by 52% and 15% respectively compared to the first quarter of 2002."

Items Affecting Results
_______________________

First quarter operating results were affected by three significant items:

o USF Red Star and USF Dugan's operating earnings were impacted by severe weather in their service territories, affecting earnings by approximately three cents per share.

o The Company recorded a charge of approximately four cents per share at its Logistics segment for the write-down of accounts receivable from Fleming Companies, Inc., which recently filed for bankruptcy.

o The restructuring underway at USF Red Star as outlined below.

"While we cannot be exact in our calculation of the effect of these three items on our operating results, we estimate the negative impact to be in the range of 10 to 12 cents per share," said Skinner.

USF Red Star
____________
Since late last year USF Red Star, under the leadership of its new CEO, Steve Caddy, has taken major efforts to return the company to profitability. These steps include the elimination of approximately $30 million of low yield revenue from its biggest customer and the elimination of the costs associated with that business. This business, the revenue of which declined gradually over the first quarter, required a separate network of vehicles and employees. The costs associated with this arrangement could not be removed until late in the first quarter.

Replacement revenue was acquired when USF Red Star entered into a transaction with Plymouth Rock Transportation in early April. "Plymouth Rock had approximately $37 million of annual revenue in Fiscal 2002," said Skinner."We anticipate retaining a majority of this revenue and that it will yield significant operating income. The transition has gone smoothly. The effect of this revenue is not reflected in the first quarter results as reported in this release."

Skinner continued, "In addition, USF Red Star has made several operational changes. These include the closure of terminal operations in North and South Carolina, as well as consolidation of two terminals in the Boston area. Per the Master Freight Agreement, our intent to make these changes was presented to the International Brotherhood of Teamsters on April 28th. Implementation will begin on May 29th. We anticipate these changes will result in annual savings of nearly $4 million.


"Furthermore, we have made significant management and operational changes throughout the USF Red Star system and anticipate the company will return to profitability in the fourth quarter of this year."

PremierPlusSM
_____________

Revenue generated by the Company's PremierPlusSM service continues to expand and accounted for 12.7% of the LTL group's revenue compared to 9.8% in the first quarter of 2002. PremierPlusSM revenue grew 46% in the first quarter of 2003 compared to the first quarter of 2002. This increased the average length of haul for the LTL companies by 5.3%.

Revenue Recognition
___________________

On January 1, 2003, the Company changed the method of accounting for revenue recognition in its Less-Than-Truckload ("LTL") and Truckload ("TL") business segments. Instead of recognizing revenue and direct transportation costs at pick up, revenue is now recognized by the allocation of revenue between reporting periods based on the relative transit time in each reporting period with expenses recognized as incurred. As a result, the Company incurred an after-tax cumulative charge on change of accounting principle of $1.5 million (equivalent to six cents diluted earnings per share). After this charge, and a small loss from the Company's former discontinued freight forwarding segment, the Company reported net income to shareholders of $2.8 million (equivalent to 10 cents diluted earnings per share). This compares to a net loss of $77.7 million (equivalent to a loss of $2.89 diluted earnings per share) in last year's first quarter.

Less-Than-Truckload
___________________

Operating earnings for the LTL group were $16.8 million in the quarter, compared to $16.9 million for the first quarter of 2002. The LTL group's operating ratio ("OR") in the first quarter was 96.6, compared to 96.1 in the first quarter of last year. First quarter revenue in the LTL group amounted to $488.8 million, a 13.6% increase over last year's first quarter. Per working day revenue increased 6.0% over last year.

Fuel surcharges, which are included in the reported revenue, increased as a percent of revenue in the quarter compared to last year's first quarter. As a result, the LTL trucking group's first quarter revenue before fuel surcharges increased approximately 9.8% compared to the 13.6% increase reported above, which includes fuel surcharges.

LTL shipments increased 6.9% over last year's first quarter and LTL tonnage increased 7.7%. Billed LTL revenue per shipment increased 7.5% from $118.95 to $127.84, including fuel surcharges. Billed LTL revenue per hundredweight also increased by 6.7%, from $10.57 to $11.27. Average weight per LTL shipment was 1,134 pounds in the current quarter compared to 1,126 pounds in the 2002 first quarter. Per working day LTL shipments and LTL tons were essentially flat compared to last year.

USF Reddaway reported improved first quarter results, growing revenue by 15.6% and improving its OR in the current quarter to 92.1 compared to last year's 94.0 as it continued to improve operating efficiencies and labor costs. USF Bestway grew revenue by 15.4%, but its OR increased to 96.6 in the quarter compared to
95.9 last year, primarily from higher purchased transportation expenses. USF Holland increased revenue by 15.3% and reported an OR of 93.9, the same as last year's. As previously stated, USF Red Star's results were adversely impacted by severe winter weather in the current quarter and also the phase out of low yield business from one of its largest customers. As a result, USF Red Star reported a first quarter OR of 108.8 compared to 104.0 last year on virtually the same revenue. USF Dugan's revenue grew 18.4% and the company reported an OR of 100.8 compared to 98.7 in 2002 as labor and purchased transportation expenses increased due in part to the severe winter weather.

Truckload
_________

USF Glen Moore, the Company's truckload carrier, recorded a 25.4% revenue increase to $31.7 million in the current quarter over last year's $25.3 million. USF Glen Moore's operating earnings were $0.5 million and it had an OR of 98.3, compared to $0.9 million profit and an OR of 96.5 in last year's first quarter. This year's OR was impacted by approximately 2.0 points by rising fuel costs. In late February, USF Glen Moore acquired System 81, a small truckload company based in Tennessee, which contributed approximately $1.3 million in revenue in March.

Logistics
________

Revenue for the logistics group was $75.7 million, a 13.8% increase compared to last year's first quarter of $66.5 million. Its ocean forwarding division that was acquired late in 2002 generated $7.1 million of the revenue increase. The group recorded an operating profit of $0.6 million compared to $2.3 million last year. Included in this year's first quarter results was a charge of $2.0 million relating to the bankruptcy filing of one of its customers - Fleming Companies, Inc.

Capital Expenditures and Balance Sheet
______________________________________

Capital expenditures for the quarter amounted to approximately $37 million: $12 million for revenue equipment, $12 million for terminal facilities, $10 million for Information Technology and $3 million in other areas. Last year's first quarter capital expenditures were $26 million: $10 million for revenue equipment, $8 million for terminals, $2 million for Information Technology, and $6 million in other areas

Quarter Highlights
__________________
o Fortune recognized USFreightways as one of the most admired companies in the trucking industry
o The Company's service-product lines were standardized across all five LTL carriers
o USF Logistics Services expanded distribution activity for specialty retailer Williams-Sonoma, Inc.
o New five-year National Master Freight Agreement (NMFA) was negotiated and ratified

Information Technology
______________________

The Company recently announced it has successfully completed the third generation deployment of its USF Net extranet for its LTL (less-than-truckload) customers. The new USF Net Web site (www.usfnet.com) features functional restructuring and a number of usability enhancements, based on intensive research into customer utilization patterns and responses.

Earnings Guidance
_________________

Given the uncertainties in the current economic climate, the Company is not prepared to give earnings guidance for the entire year 2003. Second quarter diluted earnings per share for continuing operations are estimated to be between 40 and 50 cents per share.

Leadership Transition
_____________________

The search for a new Chief Executive Officer is underway and a selection is expected this summer. In order to ensure a smooth changeover, a transition committee has been formed consisting of Mr. Skinner; Neil Springer, the Company's lead director; Chris Ellis, the Company's Chief Financial Officer; Gerard Klaisle, the Company's Senior Vice President, Human Resources; Pete Neydon, President of the Eastern Carrier Group and Jared McArthur, President of the Western Carrier Group. The committee will meet on a regular basis to ensure continuity in the Company's multiple initiatives.

Summary
______

Skinner concluded, "Over the past several years the Company has implemented a number of initiatives in the area of cost reduction, productivity improvements and marketing. These programs have allowed the Company to achieve significant results in spite of slow economic conditions. These efforts are continuing and are expected to provide significant additional benefits for the remainder of this year and beyond.

The Company is sound and focused on future growth. The Company maintains a very strong financial position with over $47 million in cash and a debt to capital ratio of 29.1%. New products such as PremierPlusSM have proven successful and marketing initiatives will continue. Standardization of products across our LTL carrier line and advances in Information Technology will enhance customer service. Logistics operations continue to grow and develop. The management organization of the Company is the best in the industry and is well positioned to move forward under new leadership."

Operating Statistics
____________________

Beginning this quarter, the Company is supplying on its Web site LTL operating statistics in a new format which, we believe, more accurately reflects shipment and pricing details. Specifically, PremierPlusSM shipments (long haul shipments that are handled by two USFreightways regional companies) are now presented as a single shipment in the statistics, with the revenue and shipment being attributed to the originating trucking company. Additionally, these statistics are presented on an as-billed basis and not as presented in the financial statements. Differences between the operating statistics data and reported revenue in the financial statements result from, among other items, revenue recognition between accounting periods, adjustments for volume discounts that are not attributable to specific invoices and other adjustments to invoices that occur during later periods.

In prior quarters, the operating statistics presented PremierPlusSM shipments in each USFreightways LTL company that handled the shipment and attributed each company its portion of the revenue. While this prior treatment was consistent throughout all reporting periods and also consistent with statistics as filed with the U.S. Department of Transportation, the total shipment count for the overall LTL trucking group was greater than the actual shipments handled as seen by the customer. This revised presentation eliminates this double counting of PremierPlusSM shipments.

Copies of the Company's Operating Statistics are available on the USFreightways home page at www.usfc.com under the heading, "Recent Headlines". After a period of time, these will be archived at www.ir.usfc.com.

Conference Call
_______________

A conference call will be held at 2:00 p.m. CDT on Wednesday, April 30th to discuss the results. Those wishing to participate should dial 1-888-689-4786. Callers should dial in 5 to 10 minutes prior to the start of the call. A telephone replay will also be available. To use the dial-in access, call (800) 642-1687, conference ID 56931 after 4:00p.m. (CDT). The telephone replay will be available for seven days. After that time a transcript of the call will be available at www.ir.usfc.com.

A live broadcast of the conference call will be available through the Company's Web site at www.usfc.com and also www.streetevents.com. To listen to the call, please go to one of the Web sites at least fifteen minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at both Web sites. The conference call is the sole property of USFreightways and any rebroadcast or transcription of the event without prior written consent of the Company is prohibited. The Company assumes no responsibility to update any information posted on its Web site.

Company Description
___________________

USFreightways Corporation (NASDAQ: USFC) provides a full range of supply chain management services, offering high-value transportation solutions across North America through a network of independently operated companies that compete collectively. USF's five regional trucking companies - USF Bestway, USF Dugan, USF Holland, USF Red Star, and USF Reddaway - provide industry-leading next-day, regional (USF PremierSM) and national (USF PremierPlusSM) less-than-truckload services. USF Glen Moore is one of the fastest growing providers of premium regional and national truckload services. USF Logistics Services is a full-service provider of transportation management, contract warehousing, dedicated fleet, cross docking, domestic ocean services and reverse logistics. USF Technology Services is a provider of information integration and support services to USF and its customers, including USF Net Web-based services. For more information, visit www.usfc.com.

Forward-Looking Statements
__________________________

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the SEC including forms 8K, 10Q and 10K.

             Condensed Consolidated Statements of Operations
         Unaudited (Dollars in Thousands, Except Per-Share Amounts)

                                            Quarter Ended
                                              April 5,            March 30,
                                                2003                2002
Operating revenue:
     LTL Trucking                              488,863             430,218
     TL Trucking                                31,750              25,317
     Logistics                                  75,675              66,552
     Intercompany eliminations                  (2,586)             (1,922)
                                               _______             _______
Total operating revenue                        593,702             520,165

Operating income:
     LTL Trucking                               16,812              16,865
     TL Trucking                                   523                 889
     Logistics                                     553               2,290
     Freight forwarding - Asia exit costs            -             (12,760) (a)
     Corporate and other                        (5,236) (b)         (6,033) (b)
                                                ______             _______
Total income from operations                    12,652               1,251
                                                ______             _______
Non-operating expenses
     Interest expense                           (5,292)             (5,111)
     Interest income                               211                 347
     Other, net                                   (255)               (209)
                                                 ______              ______
Total non-operating expenses                     (5,336)             (4,973)
                                                 ______              ______
Income/ (loss) from continuing operations         7,316              (3,722)
  before income taxes and cumulative effects
  of accounting changes
Income tax expense                               (3,076)             (3,079)
                                                 ______               _____
Income/ (loss) from continuing operations before  4,240              (6,801)
  cumulative effects of accounting changes
                                                 ______              ______
Discontinued operations
  Continuing expenses, net of tax benefits           (7)               (862)
  of $5 and loss from operations net of
  tax benefits of $484, respectively
                                                 _______              ______
Loss on discontinued operations                      (7)               (862)
                                                 _______              ______
Income/ (loss) before cumulative effects of        4,233              (7,663)
  accounting changes
Cumulative effect of change in accounting         (1,467)                  -
  for revenue recognition, net of tax
  benefit of $1,064
Cumulative effect of change in accounting              -             (70,022)
     for goodwill
                                                 _______             _______
Net income/ (loss)                                 2,766             (77,685)
                                                 =======             =======
Income/ (loss) per share from
     continuing operations   - Basic                0.16               (0.25)
                             - Diluted              0.16               (0.25)
Loss per share from
     discontinued operations - Basic               (0.00)              (0.03)
                             - Diluted             (0.00)              (0.03)
Loss per share - cumulative effects of
     changes in accounting   - Basic               (0.06)              (2.61)
                             - Diluted             (0.06)              (2.61)

Net income/ (loss) per share - Basic                0.10               (2.89)
Net income/ (loss) per share - Diluted              0.10               (2.89)

Average shares outstanding   - Basic           27,005,067          26,798,022
Average shares outstanding   - Diluted         27,124,223          26,798,022

(a) Charges related to relinquishing our interest in Asia.
(b) After deduction for amortization of intangibles of $259 and $312 in the first quarters of 2003 and 2002 respectively.

                     REVENUE and OPERATING RATIOS
                   Unaudited (Dollars in thousands)
                                         Quarter Ended
                                        April 5, 2003 and
                                          March 30, 2002
                                                    Operating
Company (Region)                        Revenue     Ratio (a)

Holland (Midwest)               03      $258,575       93.9%
                                02      $224,275       93.9%
Bestway (Southwest)             03        39,427       96.6%
                                02        34,158       95.9%
Red Star (Northeast)            03        60,297      108.8%
                                02        60,090      104.0%
Reddaway (West Coast, Northwest)03        71,349       92.1%
                                02        61,705       94.0%
Dugan (Plains, South)           03        59,215      100.8%
                                02        49,990       98.7%

(a) Operating ratio is direct operating costs as a percentage of revenue.




                RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                 Condensed Consolidated Statements of Income
                      Unaudited (Dollars in thousands)

                                                           Quarters Ended
                                                       April 5,      March 30,
                                                          2003           2002

Income / (loss) from continuing operations before       $ 4,240       $ (6,801)
   cumulative effects of accounting changes -Per GAAP

Freight forwarding - Asia exit costs                          -         12,760
                                                        _______        _______
Income from continuing core operations                  $ 4,240        $ 5,959
                                                        =======        =======
Income / (loss) per share from continuing operations    $  0.16        $ (0.25)
 - diluted per GAAP

Loss per share from Asia exit costs - diluted                 -          (0.47)
                                                        _______        _______
Income per share from continuing core operations         $ 0.16         $ 0.22
                                                        =======        =======